Exhibit 11.1

COMPUTATION OF NET INCOME PER SHARE
(In millions, except share information)

	For the Year Ended		For the Year Ended		For the Year Ended
	December 31, 2000		December 31, 1999		December 31, 1998

	Basic	Diluted	Basic	Diluted	Basic	Diluted

Income before extraordinary items	$274.7	$274.7	$257.1	$257.1	$115.5	$115.5

Extraordinary items	—	—	—	—	—	—

Net income	$274.7	$274.7	$257.1	$257.1	$115.5	$115.5

Weighted average shares:

Common shares outstanding	65,176,499	65,176,499	66,922,844	66,922,844	66,947,135	66,947,135

Exercise of stock options (1)	—	664,465	—	820,308	—	1,076,240

Exercise of warrants (2)	—	—	—	—	—	—

Common and equivalent shares outstanding	65,176,499	65,840,964	66,922,844	67,743,152	66,947,135	68,023,375

Per common and equivalent share:

Income before extraordinary items	$4.21	$4.17	$3.84	$3.80	$1.73	$1.70

Extraordinary items	—	—	—	—	—	—

Net income	$4.21	$4.17	$3.84	$3.80	$1.73	$1.70

[Additional columns below]

[Continued from above table, first column(s) repeated]

	For the Year Ended		For the Year Ended
	December 31, 1997		December 31, 1996

	Basic	Diluted	Basic	Diluted

Income before

extraordinary items	$208.2	$208.2	$151.9	$151.9

Extraordinary items	(1.0)	(1.0)	—	—

Net income	$207.2	$207.2	$151.9	$151.9

Weighted average shares:

Common shares outstanding	66,304,770	66,304,770	60,485,696	60,485,696

Exercise of stock options (1)	—	1,943,313	—	3,275,938

Exercise of warrants (2)	—	—	—	—

Common and equivalent shares outstanding	66,304,770	68,248,083	60,485,696	63,761,634

Per common and equivalent share:

Income before

extraordinary items	$3.14	$3.05	$2.51	$2.38

Extraordinary items	(0.01)	(0.01)	—	—

Net income	$3.13	$3.04	$2.51	$2.38

(1)	Amount represents the number of common shares issued assuming exercise of stock options outstanding, reduced by the number of shares which could have been purchased with the proceeds from the exercise of such options.

(2)	Amount represents the number of common shares issued assuming exercise of warrants outstanding.

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